Exhibit 10.18

Date

Name

Address

Address

Notice of Conversion of Echo Nest Stock Options

Dear FIRST NAME:

As you may know, Spotify Technology S.A. (“Spotify”), The Echo Nest Corporation (“Echo Nest”) and certain other parties completed a transaction on March 11, 2014 pursuant to which Echo Nest became a wholly-owned subsidiary of Spotify (the “Transaction”).

Our records indicate that, immediately prior to the Transaction, you were the holder of the options to purchase Echo Nest common stock that are listed on Exhibit A hereto under the heading “Echo Nest Stock Options” (“Echo Nest Options”).

As a result of the Transaction, all of your Echo Nest Options were assumed by Spotify and automatically converted into options to purchase shares of Spotify common stock (“Converted Spotify Options”). The Converted Spotify Options have substantially the same terms and conditions as applied to the corresponding Echo Nest Options immediately prior to the completion of the Transaction under the terms of The Echo Nest Corporation 2007 Stock Option and Grant Plan and the applicable award agreement (the “Award Documents”), except that (i) the Converted Spotify Options will become exercisable for the number of shares of Spotify common stock, at the per-share exercise price and with the applicable vesting schedule set forth on Exhibit A hereto under the heading “Converted Spotify Stock Options” and (ii) the shares of Spotify common stock that you receive upon the exercise of the Converted Spotify Options will be subject to all of the terms and conditions of the shareholder agreement attached as Exhibit B hereto (the “Shareholder Agreement”) and will no longer be subject to the Award Documents.

You hereby acknowledge and agree that (i) immediately prior to the completion of the Transaction, you were the holder of the Echo Nest Options listed on Exhibit A hereto under the heading “Echo Nest Stock Options” and you did not then hold any other options involving the equity of Echo Nest, (ii) you did not transfer or otherwise agree or promise to transfer any of your right, title or interest in or to any of the Echo Nest Options and you held them free and clear of all liens as of the completion of the Transaction and (iii) if you do not duly execute and deliver the Shareholder Agreement prior to the exercise of any Converted Spotify Option, all of your Converted Spotify Options will be automatically cancelled and forfeited without the payment of any consideration to you.

[Signature Page Follows]

Please sign and return the enclosed copy of this letter and the Shareholder Agreement to me by DATE to acknowledge your acceptance of the foregoing. If you have any questions please do not hesitate to contact me at PHONE NUMBER or EMAIL.

Sincerely,

[NAME]

[TITLE]

I accept the terms of this letter. I am not relying on any other representations than as set out in this letter.

                                                                                            Date:

FIRST NAME LAST NAME

Exhibit A

Echo Nest Options

Grant Date	Exercise Price	Number Granted	Number Outstanding	Expiration Date
, 201	$	[NUMBER]	[NUMBER]	, 20
, 201	$	[NUMBER]	[NUMBER]	, 20

Converted Spotify Stock Options

Exercise Price	Number Outstanding (1)	Vesting Schedule (2)	Expiration Date
$	[NUMBER]	Currently Vested: [NUMBER] [DATE]: [NUMBER VESTING] [DATE]: [NUMBER VESTING] [DATE]: [NUMBER VESTING] [ETC.]	, 20
$	[NUMBER]	Currently Vested: [NUMBER] [DATE]: [NUMBER VESTING] [DATE]: [NUMBER VESTING] [DATE]: [NUMBER VESTING] [ETC.]	, 20

(1)	Any fractional shares will be settled in cash at the time of exercise.
(2)	The vesting of the Converted Spotify Stock Options is subject to all of the terms and conditions of The Echo Nest Corporation 2007 Stock Option and Grant Plan and the applicable award agreement.

Exhibit B

SHAREHOLDER AGREEMENT

Subject to any adherence pursuant to Section 2.8, this shareholder agreement (this “Agreement”) is is effective as of Effective Time of the Agreement and Plan of Merger (as defined therein) by and among the Company, the Holder and certain other parties thereto and made between:

SPOTIFY TECHNOLOGY S.A., a société anonyme incorporated under the laws of Luxembourg, with registered office at 18, rue de l’Eau, L-1449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 123 052 (the “Company”); and

THE HOLDER, whose name, Registration No., physical address and email address are set out at the end of this Agreement (the “Holder”).

The Company and the Holder are jointly referred to in this Agreement as the “Parties,” each a “Party.”

BACKGROUND

A.	The Holder is or will acquire Shares in the Company.

B.	In this Agreement, the Parties wish to set forth certain of the Holder’s rights and obligations as a holder of Shares in the Company.

1.	DEFINITIONS

“Fair Market Value” means the fair market value of one or several (as the case may be) Shares as agreed or determined pursuant to Section 3.

“IPO” means the initial public offering of shares of the Company with the listing of such shares on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar).

“Majority Shareholders” means the shareholders of the Company who from time to time are parties to such shareholders’ agreement which, vis-a-vis other single shareholders’ agreements relating to Shares, covers the largest number of Shares (or, if several shareholders’ agreements cover the same number of Shares, the parties to all such agreements).

“Material Breach” means (i) a material breach of any of the Holder’s obligations under Sections 2.1, 2.2, 2.3, 2.5, 2.6, and 8.1, and (ii) a breach of any other obligation under this Agreement if such breach is reasonably likely to have a material adverse effect on the Company and/or a Majority Shareholder.

“Shares” means shares in the Company.

SHA         2(16)

2.	TRANSFER OF SECURITIES, PLEDGES ETC.

2.1	General restriction on transfers

Unless otherwise provided for in this Section 2, the Holder shall maintain legal and beneficial ownership of his/her/its Shares once issued, to the effect that he/she/it shall neither directly nor indirectly transfer, pledge, mortgage, charge or otherwise dispose of or encumber, or grant any option or right over, any Shares held by him/her/it.

2.2	Right of first refusal

2.2.1	The Holder may transfer all or some of his/her Shares to a third party in a bona fide transaction other than in the event of an IPO or pursuant to Sections 2.3 or 2.4, provided that the Holder first offers these Shares to the Company or to any third party designated by the Company (an “Appointee”) in accordance with this Section 2.2; and provided further that the Holder’s offer is an offer to transfer no less than twenty-five percent (25%) of the Shares then held by such Holder.

2.2.2	The Holder must serve written notice (the “Notice”) substantially in the form set out in Schedule 1 (Notice of Proposed Transfer) to the Company, setting out:

(a)	the identity, contact details (including address, phone number and email address) and ultimate owner (if any) of the proposed transferee (the “Proposed Transferee”);

(b)	the number of Shares proposed to be transferred (the “Transferred Shares”);

(c)	the proposed transfer price per Share as well as the other terms and conditions for the transfer (the “Proposed Transfer Terms”); and

(d)	the proposed transfer date (the “Proposed Transfer Date”),

such Notice to be served to the Company no later than thirty (30) calendar days prior to the Proposed Transfer Date.

2.2.3	The Company and/or any Appointee shall have the exclusive right to acquire the Transferred Shares on the same economic terms and, with respect to non-economic terms, on terms not less favourable, in the aggregate, than the Proposed Transfer Terms (the “Offer”).

2.2.4	The Company and/or any Appointee may accept to acquire all but not less than all of the Transferred Shares (“Accepted Shares”), to be allocated among the Company and/or any Appointee as decided by the Company in its sole discretion.

2.2.5	The price for any Accepted Shares shall be the price proposed in the Proposed Transfer Terms.

2.2.6	The Company shall on its own and on any Appointee’s behalf notify the Holder in writing of whether the Offer is accepted or rejected (the “Confirmation Notice”). If the Company does not serve a Confirmation Notice within thirty (30) calendar days of its receipt of the Notice, the Company and any Appointee shall be deemed to have rejected the Offer.

2.2.7	The Company and/or any Appointee shall purchase the Accepted Shares acquired pursuant to this Section 2.2 against the Holder’s transfer of the Accepted Shares to the Company and/or the Appointee within forty-five (45) calendar days from the Company’s receipt of the Notice.

SHA         3(16)

2.2.8	Subject to Section 2.2.9, the Holder may transfer all, but not less than all, of the Transferred Shares that are not Accepted Shares to the Proposed Transferee, provided that such transfer:

(a)	is made no earlier than on the Proposed Transfer Date and no later than sixty (60) calendar days after rejection of the Offer by the Company; and

(b)	is not made on terms that are more favourable to the Proposed Transferee than the Proposed Transfer Terms.

2.2.9	Notwithstanding the foregoing, the Holder may not transfer any Shares under this Section 2.2 unless the Proposed Transferee prior to, or simultaneously with the transfer, has acceded, or accedes, to this Agreement (as amended and supplemented from time to time) on the same terms and conditions as the Holder in accordance with Section 2.8.

2.2.10	The Holder consents to the Company making a notation in its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer set forth in this Section 2.2. Any transfer, or purported transfer, of Shares not made in compliance with this Section 2.2 shall, to the extent lawfully possible, be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. To the extent Shares are certificated, the Company shall be empowered to include a legend denoting that such Shares are subject to such restrictions set forth in this Agreement.

2.2.11	Without limitation of any other restriction on transfer and without regard to whether the right of first refusal set forth above is exercised, the Holder shall not, unless otherwise approved by the Company in writing, offer, sell, transfer, or agree to offer, sell or transfer, any Shares if such offer, sale or transfer results in, or in the good faith judgment of the Company, materially increases the risk of, triggering any prospectus obligations, other public filing obligations or any registration obligations for the Company under any applicable securities laws or regulations. Further, unless otherwise approved by the Company in writing, the Holder shall not offer, sell or transfer, or agree to offer, sell or transfer, any Shares if such offer, sale or transfer is facilitated in a manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation, any trading portal or internet site intended to facilitate secondary transfers of securities.

2.2.12	Notwithstanding anything to the contrary in this Section 2 or elsewhere in this Agreement:

(a)	the provisions of Section 2.2 shall not apply in the case of a Holder that is an entity upon a transfer by such Holder to (a) an Affiliate who at the time of the transfer is a party to this Agreement, or (b) subject to the prior approval of the Company, not to be unreasonably withheld, conditioned or delayed, a transfer to any other Affiliate, provided that (i) with respect to (b), the Affiliate prior to the completion of the transfer accedes to this Agreement (as amended and supplemented from time to time) on the same terms and conditions as Holder in accordance with Section 2.8, and (ii) with respect to (b), the Affiliate shall be obligated to retransfer its Shares to Holder if and when it ceases to be an Affiliate of Holder, and (iii) with respect to (a), the Affiliate as from the date of completion of the transfer automatically shall assume all rights, obligations and liabilities of Holder. For purposes of this Section 2.2.12(a), “Affiliate” shall mean, with respect to a Holder, any person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such Holder; or

SHA         4(16)

(b)	the Holder may not serve more than one Notice to the Company or otherwise exercise any of its rights pursuant to this Section 2.2 more than one time during any twelve month period.

2.2.13	If any Holder becomes obligated to sell any Transferred Shares to the Company or any Appointee under this Section 2.2 and fails to deliver such Transferred Shares in accordance with the terms of this Section 2.2, the Company and/or such Appointee may, at its option, in addition to all other remedies it may have (including pursuant to Section 5 herein), send to the Holder the purchase price for such Transferred Shares as is herein specified and transfer to the name of the Company or such Appointee on the Company’s books any certificates, instruments, or book entry representing the Transferred Shares to be sold.

2.3	Drag-along right

2.3.1	In the event of a bona fide firm offer from an unaffiliated third party which, if consummated, would result in such third party owning at least fifty (50) per cent of all Shares then outstanding (regardless of the form of transaction proposed in such offer), and provided that the Majority Shareholders accept such offer (or the Company certifies that the Majority Shareholders are required to accept the offer pursuant to an agreement among the Majority Shareholders) (a “Trade Sale”), the Holder hereby irrevocably agrees, on written request by the Company, to:

(a)	transfer the same pro rata share of its Shares, on a fully diluted basis, as the transferring Majority Shareholders on substantially the same terms and conditions;

(b)	if a shareholder approval is required, vote (in person, by proxy or by action by written consent, as applicable) all his/her/its Shares in favour of, and adopt, such Trade Sale or any measures required for its execution and consummation;

(c)	execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by the Company and/or any Majority Shareholder;

(d)	refrain from exercising any dissenters’ rights, rights of appraisal or similar rights under applicable law at any time with respect to such Trade Sale; and

(e)	in the event that the sellers, in connection with such Trade Sale, appoint a shareholder representative with respect to matters affecting the shareholders under the applicable definitive transaction agreements pending and following consummation of such Trade Sale, consent to: (i) the appointment of such shareholder representative, (ii) the establishment of any applicable escrow, expense or similar account in connection with any indemnification, purchase price adjustment or similar obligations, and (iii) the payment of such shareholder’s pro rata portion (from the applicable escrow or expense account or otherwise) of any and all reasonable fees and expenses to such shareholder representative in connection with its services and duties in connection with such Trade Sale.

2.3.2	Notwithstanding the foregoing, Holder shall not be required to comply with Section 2.3.1 in connection with any proposed Trade Sale unless:

(a)	except as provided for in paragraph (b) below, the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person or entity in connection with such Trade Sale, other than the Company;

SHA         5(16)

(b)	the liability for indemnification, if any, of the Holder in such Trade Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Trade Sale, is several and not joint with any other person or entity (except to the extent that funds may be deposited in and paid out of an escrow established to cover breach of representations and warranties), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to the Holder in connection with such Trade Sale; and

(c)	liability shall be limited to the Holder’s applicable share of a negotiated aggregate indemnification amount that applies equally to all stockholders of the Company participating in such Trade Sale but that in no event exceeds the amount of consideration otherwise payable to the Holder in connection with such Trade Sale, except with respect to claims related to fraud or wilful misconduct by the Holder, the liability for which need not be limited as to the Holder;

provided that Holder agrees to be responsible for any additional reasonable costs incurred by the Company or a Majority Shareholder directly related to ensuring that such Trade Sale complies with the conditions set forth in this Section 2.3.2.

2.4	Tag-along right

In the event of a Trade Sale, the Company shall use its reasonable best efforts to ensure that the Holder is given the opportunity to transfer the same pro rata share of its Shares, on a fully diluted basis, and on substantially the same terms and conditions as the transferring Majority Shareholders.

2.5	IPO

2.5.1	In connection with an IPO, the Holder undertakes to comply with any restrictions on sale (lock-up) or otherwise (such period not to exceed 180 days), imposed by the underwriters, the Company or the investment bank involved in the IPO with respect to the Shares held by the Holder.

2.5.2	The Holder undertakes to execute and deliver any agreements that are consistent with this Section 2.5 or that are necessary to give further effect thereto.

2.6	Shares as individual property

2.6.1	In the event the Holder is a private individual, the Holder shall ensure that his/her Shares always constitute individual property (Sw. enskild egendom). In the event the Holder dies during the term of this Agreement and his/her estate, heirs, or beneficiaries do not declare themselves bound by this Agreement, such estate, heirs, or beneficiaries shall be obligated to immediately notify the Company in writing and offer the Holder’s Shares to the Company at Fair Market Value.

2.6.2	In the event that the Holder is a natural person and is hereafter deprived of some or all of his/her Shares through a division of marital property during marriage or in conjunction with a divorce, the Holder shall immediately notify the Company in writing of this and shall use his or her reasonable best efforts to cause any person entitled to a portion of such Shares as a result of such division to accede to this Agreement (as amended and supplemented from time to time) on the same terms and conditions as the Holder in accordance with Section 2.9. Should the Holder fail to fulfil his or her obligations in accordance with the above, the Company shall be entitled, not later than six (6) months from the date of the notification in respect of the division of property, to demand purchase of the Shares which have been transferred through the division from the spouse (whether former or not) at Fair Market Value.

SHA         6(16)

2.7	Information rights

2.7.1	For as long as Holder owns Shares, upon Holder’s written request to the Company, the Company shall provide such Holder with the financial information prepared in connection with the Company’s most recent annual shareholders’ meeting or any other financial information that such Holder is entitled to receive from the Company under applicable law.

2.8	Adherence by an acquirer of Shares

All adherences to this Agreement made pursuant to this Section 2 shall be made substantially in the form set out in Schedule 2 (Form of Adherence Notice), of which form section 1 shall be used by an acquirer being a private individual and section 2 shall be used by an acquirer being a legal entity.

3.	FAIR MARKET VALUE

3.1	The Company shall, on its own initiative or when so required under this Agreement make, a first written proposal of, and seek to agree with the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) as to, the Fair Market Value of a Share. If no such agreement has been reached within thirty (30) calendar days from the first written proposal, the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) may within the following ten (10) calendar days request in writing that the Fair Market Value be determined by a reputable third party valuation firm of good standing appointed by the Company (a “Valuer”), in its sole discretion. The Fair Market Value shall be deemed finally determined as set out in the Company’s last written proposal for Fair Market Value if no written request is made by the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) in accordance with the foregoing.

3.2	If the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) has reasonably requested that the Fair Market Value shall be determined by a Valuer, the following shall apply:

(a)	If a Valuer has issued a Company valuation within three (3) months prior to the date upon which the Company becomes entitled to purchase Shares at Fair Market Value pursuant to Section 2.6 (an “Existing Valuation”), such Existing Valuation shall be used to determine the Fair Market Value. Otherwise, the Company shall use reasonable efforts to procure that a Valuer is appointed within thirty (30) calendar days after the valuation request and that such Valuer delivers its valuation (a “New Valuation”) within thirty (30) calendar days from being appointed.

(b)	The result of the Existing Valuation or the New Valuation, as applicable, shall be furnished to the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) reasonably promptly once available. The Fair Market Value shall be deemed finally determined when the Holder (or his/her estate, heirs, beneficiaries or spouse (whether former or not), as the case may be) receives such result and shall be final and binding on the parties in the contemplated transfer in absence of manifest and material error or deviation from generally accepted market practice for such valuations in Sweden.

(c)	Any costs for a New Valuation shall be borne by the Company.

SHA         7(16)

4.	RE-DOMICILIATION

Anything in this Agreement to the contrary notwithstanding, if the board of directors of the Company determines that it is in the best interests of the Company and/or the Spotify group, e.g. in connection with a possible IPO, to re-domicile the Company to a jurisdiction other than Luxembourg, whether by operation of law, through a share exchange, whereby the Shares are exchanged for shares of a different entity establishing a new holding company structure, or other re-domiciliation arrangements, and if so requested by the Company in writing, the Holder agrees to take any and all actions reasonably required in order to accomplish such a re-domiciliation, including without limitation executing and delivering all relevant documents, exchanging Shares for shares with equivalent rights in a new entity, voting in favour of such a re-domiciliation at shareholders’ meetings or by written consent, and executing a new shareholders’ agreement on substantially the same terms as this Agreement.

5.	LIQUIDATED DAMAGES IN CASE OF A MATERIAL BREACH ETC.

5.1	If the Holder commits a Material Breach of any of its obligations under this Agreement, or any agreement (including applicable terms and conditions and any other part of the agreement) governing his/her/its participation in the Company’s incentive programmes, and the Material Breach has not been rectified within fifteen (15) calendar days from the date when he/she/it received a written demand for rectification:

(a)	the Holder shall upon written request by the Company pay to it liquidated damages in an aggregated amount corresponding to twenty-five (25) per cent of the aggregate Fair Market Value of all Shares held by him/her/it immediately prior to the breach,

and

(b)	the Company shall be entitled to acquire the Holder’s Shares (or designate an Appointee to acquire the Holder’s Shares), in which case the purchase price for the Shares shall be the lower of:

(i)	the purchase price paid by the Holder upon acquiring Shares; and

(ii)	the Fair Market Value;

provided that the purchase price payable by the Company pursuant to this paragraph (b) shall first be set off against any claim by the Company against the Holder under paragraph (a) and/or other claims as described in Section 5.2.

5.2	The payment by the Holder of any liquidated damages or the Company’s exercise of its right to acquire the Holder’s Shares shall not affect the Company’s right to pursue other remedies that it may have against the Holder as a result of a breach, including claiming additional damages in excess of liquidated damages.

6.	CONFIDENTIALITY

6.1	During the term of this Agreement, and for a period of five (5) years thereafter, the Holder may not, without the prior written approval from the Company, publish or otherwise disclose to any third party any information of a confidential nature concerning the Company, or the Spotify group, its business or its shareholders that (i) he/she has received as a result of entering into this Agreement (including the existence and contents of this Agreement) or otherwise being a shareholder of the Company, or (ii) is otherwise of a confidential nature (the “Confidential Information”).

SHA         8(16)

6.2	This confidentiality undertaking shall not apply if:

(a)	the Confidential Information already is in the public domain other than by breach of a confidentiality undertaking;

(b)	a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority; or

(c)	the Confidential Information is disclosed to the Holder’s (i) professional advisors who make no other use of the information than for advising him/her/it with respect to its investment in the Shares, and (ii) if necessary for tax planning purposes, his/her spouse; provided that the Holder causes such recipient of information to observe the confidentiality undertakings herein and agrees to be responsible for any breach or threatened breach of such obligations by any such recipient.

6.3	If the Holder becomes required, in circumstances contemplated in Section 6.2(b) to disclose any information, he/she (i) shall inform such third party that such information is confidential and direct such third party to maintain the confidentiality of such information, (ii) shall use his/her reasonable best efforts to consult with the Company prior to any such disclosure and (iii) shall take reasonable steps to minimize the extent of any such required disclosure.

7.	MISCELLANEOUS

7.1	This Agreement becomes effective when duly signed by the Parties and is thereafter valid until the first day of trading in connection with an IPO or, if earlier, the tenth (10th) anniversary hereof. Other than following an IPO, this Agreement will be automatically prolonged for one year at a time unless one of the Parties has given the other Party written notice of termination at least one year before the expiration of its term. The foregoing notwithstanding, Sections 2.5, 5, 7 and 9 shall remain valid and binding on the Parties at all times.

7.2	The Act on Trading Companies and Partnerships (Sw. lagen om handelsbolag och enkla bolag) shall not apply to this Agreement.

7.3	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability of any other provision hereof, and any illegal, invalid or unenforceable provision shall at the request of either Party be replaced by other provisions in accordance with the purpose and meaning of this Agreement.

7.4	All notices, requests, demands and other communications under this Agreement shall be in the English language and in writing and addressed as set out in this Agreement or to such other address as the Party in question has communicated to the other Party with five (5) business days’ notice. Each notice by the Holder to the Company shall be made, if by post, with attention to General Counsel or, if by e-mail, to generalcounsel@spotify.com. Should any Party change any of its contact details, such Party shall promptly give written notice to that effect to the other Party. Any notice or other communication required or permitted under this Agreement shall be deemed to have been received by a Party (i) if delivered by post, unless actually received earlier, on the fifth (5th) day (excluding Saturdays, Sundays or any day which is a public holiday in the sender’s and/or the recipient’s jurisdiction) after posting, or (ii) if delivered by e-mail, on the day (excluding Saturdays, Sundays or any day which is a public holiday in the sender’s and/or the recipient’s jurisdiction) after the e-mail was sent.

SHA         9(16)

8.	CHANGES TO THE PARTIES

8.1	The Holder may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

8.2	Notwithstanding the foregoing, the Holder may without the consent of the Holder transfer or assign this Agreement to an affiliated company or to a Majority Shareholder, provided that the Company is notified in writing by the Holder of the transferee’s name and contact details prior to any such transfer or assignment; provided further that, in any case, no such transfer assignment shall relieve any party of any of its obligations hereunder.

9.	GOVERNING LAW AND JURISDICTION

9.1	Except as to matters with respect to Luxembourg corporate law, which shall be governed by Luxembourg corporate law, this Agreement shall be governed by the material laws of Sweden without regard to its rules on conflict of laws.

9.2	The Parties undertake to use their reasonable efforts to resolve any disagreements or disputes regarding this Agreement between them or any two or more of them through discussions and mutual agreement.

9.3	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Unless otherwise agreed between the parties to such arbitration, the Arbitral Tribunal shall be composed of a sole arbitrator, the seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.

9.4	The arbitral proceedings and all information and documentation related thereto shall be confidential, unless a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority or as otherwise agreed between the Parties in writing.

SHA         10(16)

This Agreement has been signed in one (1) original, which the Holder has received, with a copy to the Company.

THE HOLDER

Name:

Social Security No.

Address:

E-mail:

Signature:

Title:

Place:

Date:

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

This Agreement has been signed in one (1) original, which the Holder has received, with a copy to the Company.

THE COMPANY

SPOTIFY TECHNOLOGY S.A.

By:

Place:

Date:

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

SHA         12(16)

SCHEDULE 1

NOTICE OF PROPOSED TRANSFER

TO:	Spotify Technology S.A. (the “Company”), attention: General Counsel

Dear Sirs,

I refer to the shareholder agreement (the “Agreement”) made with the Company on                      and relating to certain of my rights and obligations as a shareholder of the Company. Capitalized terms not specifically defined in this notice shall have the meaning ascribed to them in the Agreement.

This is a Notice to inform the Company that I wish to transfer Shares to a third party. For the purposes of Section 2.2.2 of the Agreement, the details of the proposed transfer are as follows:

Identity and contact details (including address, phone number and email address) of Proposed Transferee

Ultimate owner of Proposed Transferee (if any)	/ (a listed company)

Proposed Number of Transferred Shares

Proposed Transfer Terms	Price: ☐ EUR; ☐ USD; ☐ SEK; per Share ☐ Terms and conditions for transfer attached ☐ Description of terms and conditions (if not attached):

Proposed Transfer Date	(day); (month); (year)

Pursuant to Section 2.2.3, I hereby offer the Company and any Appointee the exclusive right to acquire the Transferred Shares on the same economic terms and, with respect to non-economic terms, on terms not less favourable, in the aggregate, than the Proposed Transfer Terms.

Signature:

Name:

Date:

SHA         13(16)

SCHEDULE 2

FORM OF ADHERENCE NOTICE

1.	TO BE COMPLETED BY AN ACQUIRER BEING A PRIVATE INDIVIDUAL

1.1	Background

Reference is made to the shareholder agreement entered into by the Company and                         , on                          (the “Agreement”). All capitalized terms in this notice shall have the same meaning as ascribed to them in the Agreement.

1.2	Details of acquirer

Name and address (the “Holder”)

Holder’s personal identification number

Holder’s Citizenship

Holder’s E-mail / telephone number	/

1.3	Adherence

By delivery of this adherence notice, Holder agrees to be bound by the terms and conditions of the Agreement in all respects.

Signature:

Name:

Date:

The Company hereby acknowledges receipt of the above adherence notice, agrees to its terms and confirms that the Holder is, as of the date of this confirmation, a Party to the Agreement in accordance with the terms of the notice.

THE COMPANY

SPOTIFY TECHNOLOGY S.A.

By:

Place:

Date:

SHA         15(16)

2.	TO BE COMPLETED BY AN ACQUIRER BEING A LEGAL ENTITY

2.1	Background

Reference is made to the shareholder agreement entered into by the Company and                                         , on                      (the “Agreement”). All capitalised terms in this notice shall have the same meaning as ascribed to them in the Agreement.

2.2	Details of acquirer

Registered name and
address (the “Holder”)

Organization number

Type of legal entity

Incorporated in

Ultimate owner	/ (a listed company)

Contact person (title)	( )

E-mail / telephone number	/

2.3	Adherence

By delivery of this adherence notice, Holder agrees to be bound by the terms and conditions of the Agreement in all respects.

Signature:

Name:

Date:

The Company hereby acknowledges receipt of the above adherence notice, agrees to its terms and confirms that the Holder is, as of the date of this confirmation, a Party to the Agreement in accordance with the terms of the notice.

THE COMPANY

SPOTIFY TECHNOLOGY S.A.

By:

Place:

Date: